                                                                  Exhibit 10(ad)

                                   AGREEMENT


              THIS AGREEMENT (this "Agreement" is made and entered into as of the 24th day of June, 1992, by and between Manville Personal Injury Settlement Trust (the "Trust") and Manville Corporation, a Delaware corporation ("MVL").


                                    RECITALS


              WHEREAS, MVL owns 100% of the issued and outstanding common stock of Riverwood International Corporation, a Delaware corporation ("RVW"); and

              WHEREAS, RVW is contemplating concurrent initial public offerings of its common stock and certain senior and subordinated debt securities (collectively, the "IPO"); and

              WHEREAS, MVL and RVW have, contemporaneously with the execution of this Agreement, executed an agreement (the "Corporate Agreement") pursuant to which, inter alia, RVW has agreed (i) not to issue shares of capital stock of RVW in certain circumstances, (ii) to propose nominees for election to the RVW board of directors (the "RVW Board") so that at all times during the term of the Corporate Agreement, the RVW Board includes at least two persons designated by the Trust, and (iii) to amend its Amended and Restated Bylaws in certain respects prior to consummation of the IPO and otherwise not to further amend its Restated Certificate of Incorporation or Amended and Restated Bylaws without MVL's prior consent; and

              WHEREAS, the Trust owns approximately 50% of the issued and outstanding shares of common stock of MVL; and

              WHEREAS, MVL and the Trust desire to set forth their agreement regarding certain matters referred to in or relating to the Corporate Agreement.

                                   AGREEMENT


              NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

              1.     Covenants of MVL.  MVL hereby covenants and agrees:

                              (i) to vote all of its shares of RVW common stock (and any other securities it may now or hereafter acquire that are entitled to be voted in any election of RVW directors) at each election of directors of RVW in favor of a slate of directors, or in the case of vacancies, individual directors, so that at all times during the term of this Agreement, the RVW Board includes at least two persons designated by the Trust or the Trust's direct or indirect assignee hereunder in accordance with Section 5 hereof (provided that, in the event that the Trust designates two persons who are not trustees of the Trust, such persons are reasonably acceptable to MVL);

                             (ii) not to waive, amend, modify or alter any provision of the Corporate Agreement, or supplement, cancel or terminate the Corporate Agreement, without the prior written consent of the Trust;

                            (iii) to cause RVW to amend its Amended and Restated Bylaws in the manner (and only in the manner) set forth in Schedule A hereto and not to vote in favor of or consent to any other amendment, supplement, restatement, cancellation, modification or alteration of RVW's Restated Certificate of Incorporation or Amended and Restated Bylaws without the prior written consent of the Trust;

                             (iv) not to waive, amend, modify or alter any provision of the Tax Sharing Agreement between MVL and RVW in any manner which would have an adverse effect on Manville, or cancel or terminate such Tax Sharing Agree-ment, without the prior written consent of the Trust;

                             (v) without the Trust's prior written consent, not to sell, issue or otherwise dispose of (a) any shares of RVW's common stock, or any rights, warrants or options (including any instrument (an "Option Equivalent") which is or could be treated as an option in accordance with the Treasury Regulations promulgated pursuant to Section 1504(a)(5)(A) and B of the Internal Revenue Code of 1986, as amended (the "Code")) for the purchase of RVW's common stock, if immediately after such sale, issuance or disposition, RVW would not be a member of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which MVL is the common parent; or (b) any shares of RVW's preferred stock, or any rights, warrants or options (including Option Equivalents) for the purchase of RVW's preferred stock; and

                             (vi) to notify the Trust of any request by RVW for MVL to vote in favor of or consent to any of the actions, transactions or matters referred to in clauses (i) through (iv) of this
       Section 1.

              2. Term of Agreement. This Agreement shall automatically terminate on the earlier of (i) the date on which MVL no longer owns a majority of RVW's issued and outstanding common stock or (ii) the date on which a majority of MVL's issued and outstanding common stock is no longer owned by either the Trust or any other person or entity.

              3. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

              4. Amendment. This Agreement may only be amended by a written agreement executed by both of the parties hereto.

              5. Assignment. Neither party may assign any rights, duties or obligations hereunder without the prior written consent of the other, provided, however, that the

Trust's rights hereunder may be assigned by the Trust (and any direct or indirect assignee of the Trust) to any party in connection with the transfer of a majority of the issued and outstanding common stock of MVL to such party.

              6. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof.

              7. Counterparts. This Agreement may be executed in separate counterparts, each of which shall constitute an original, and all of which when taken together, shall constitute one and the same agreement.


              IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the date first above written.

                                     MANVILLE CORPORATION, a Delaware
                                       corporation

                                     By: /s/ Richard B. Von Wald
                                     Name: Richard B. Von Wald
                                     Title: Senior Vice President



                                     MANVILLE PERSONAL INJURY
                                       SETTLEMENT TRUST


                                     By: /s/ Robert A. Falise
                                     Name: Robert A. Falise
                                     Title: Chairman and Managing Trustee